Exhibit 10.3
THIS DEBT INSTRUMENT (AS DETERMINED FOR U.S. FEDERAL INCOME TAX PURPOSES) HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE ISSUER OF THIS DEBT INSTRUMENT WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS DEBT INSTRUMENT THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE DEBT INSTRUMENT, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE DEBT INSTRUMENT AND (3) THE YIELD TO MATURITY OF THE DEBT INSTRUMENT. IN ORDER TO REQUEST SUCH INFORMATION, A HOLDER OF THIS NOTE SHOULD CONTACT CORPORATETEAM@ESPERION.COM.

ROYALTY PURCHASE AGREEMENT
ESPERION THERAPEUTICS, INC.
as Seller
- and -
ATHYRIUM OPPORTUNITIES IV ACQUISITION LP
as Purchaser

April 2, 2026

TABLE OF CONTENTS
1.1    Defined Terms    1
1.2    Rules of Construction    9
ARTICLE 2 PURCHASE AND SALE OF THE PURCHASED RECEIVABLES    10
2.1    Purchase and Sale    10
2.2    Purchase Price    11
2.3    No Assumed Obligations; No Assigned Rights    11
2.4    No Purchase or Sale of Excluded Assets    11
2.5    Put Option    12
ARTICLE 3 REPRESENTATIONS OF SELLER    12
3.1    Organization    12
3.2    Authorization and Enforceability    12
3.3    No Conflicts    12
3.4    Ownership of Purchased Receivables    13
3.5    Governmental and Third-Party Authorizations    13
3.6    No Litigation    13
3.7    No Brokers’ Fees    13
3.8    Compliance with Laws    13
3.9    License Agreement    14
3.10    Supply Agreements    15
3.11    Solvency    16
3.12    Intellectual Property    16
3.13    Regulatory Approvals and Exclusivity    18
3.14    UCC Representations and Warranties    18
3.15    Taxes    18
3.16    No Implied Representations and Warranties    19
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER    19
4.1    Organization    19
4.2    Authorization and Enforceability    19
4.3    No Conflicts    20
4.4    Governmental and Third Party Authorizations    20
4.5    No Litigation    20
4.6    Financing    20
4.7    No Brokers’ Fees    20
ARTICLE 5 COVENANTS    20
5.1    Payments on Account of the Purchased Receivables    20
5.2    Royalty Reports; Notices; Correspondence    22
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5.3    Audits of Licensee’s Records    23
5.4    Performance of License Agreement; Amendments    24
5.5    Enforcement of License Agreement    24
5.6    Assignments of License Agreement    25
5.7    Termination of License Agreement    25
5.8    Supply Agreements    26
5.9    Confidentiality    26
5.10    Public Announcement; Disclosure    28
5.11    Prosecution, Maintenance and Defense of Listed Patents    28
5.12    Litigation concerning any of the Listed Patents    29
5.13    Tax Matters    30
5.14    Sanctions; Financial Crime Laws    32
5.15    Credit Facility and Intercreditor Agreement    32
5.16    Further Assurances    32
5.17    Seller’s Name, Jurisdiction and Type    32
ARTICLE 6 THE CLOSING    33
6.1    Closing    33
6.2    Closing Deliverables of Seller    33
6.3    Closing Deliverables of Purchaser    33
ARTICLE 7 INDEMNIFICATION    33
7.1    Obligations of Parties to Indemnify    33
7.2    Procedures Relating to Indemnification for Third-Party Claims    34
7.3    Procedures Relating to Indemnification for Other Claims    35
7.4    Limitations on Indemnification    36
7.5    Survival of Representations and Warranties    36
7.6    Exclusive Remedy; Specific Performance    36
7.7    Limitations on Damages    37
7.8    Payments    37
ARTICLE 8 MISCELLANEOUS    38
8.1    Term    38
8.2    Notices    38
8.3    Successors and Assigns    39
8.4    Independent Nature of Relationship    39
8.5    Third Party Beneficiaries    40
8.6    Entire Agreement    40
8.7    Governing Law    40
8.8    Waiver of Jury Trial    41
8.9    Severability    41
8.10    Counterparts    41
8.11    Amendments; No Waivers    41
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8.12    Termination    41
8.13    Intercreditor Agreement    42
Exhibit A Form of Bill of Sale and Assignment
Exhibit B Form of Licensee Notice and Instruction Letter
Exhibit C Seller Account
Exhibit D Seller Disclosure Letter
Exhibit E Press Release
Exhibit F.1 and F.2 Form of Section 881 Certificate
-iii-

THIS ROYALTY PURCHASE AGREEMENT made as of April 2, 2026.
BETWEEN:
ESPERION THERAPEUTICS, INC.,
a corporation existing under the laws of the State of Delaware,
(hereinafter referred to as “Seller”)
- and -
ATHYRIUM OPPORTUNITIES IV ACQUISITION LP,
a limited partnership formed under the laws of the State of Delaware,
(hereinafter referred to as “Athyrium” or “Purchaser”)
WHEREAS capitalized terms have the meanings specified in Section 1.1;
AND WHEREAS Seller is a party to the License Agreement;
AND WHEREAS Seller desires to sell, transfer, assign and convey to Purchaser, and Purchaser desire to purchase, acquire and accept from Seller, Seller’s right, title and interest in and to the Purchased Receivables, upon and subject to the terms and conditions set forth in this Agreement;
NOW THEREFORE in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties covenant and agree as follows:
Article 1
DEFINED TERMS AND RULES OF CONSTRUCTION
1.1Defined Terms
For the purposes of this Agreement, unless the context otherwise requires, the following terms have the respective meanings specified below, and grammatical variations of such terms have corresponding meanings:
“Affiliate” means with respect to any Person (including Purchaser), any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.
For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “controlled” and “controlling” have corresponding meanings.

“Agreement” means this Royalty Purchase Agreement, including the Schedules and Exhibits attached hereto.
“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.
“Bankruptcy Laws” means bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws affecting the enforcement of creditors’ rights generally.
“Bill of Sale” means that certain Bill of Sale and Assignment to be entered into by Seller and Purchaser substantially in the form of Exhibit A.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to remain closed.
“Cap Amount” means $100,000,000.
“Cap Date” means the first date on which the Total Net Amount as of such date equals or exceeds the Cap Amount. For purposes of determining the Cap Date (and calculating the Total Net Amount):
(a)Purchased Receivables attributable to Royalty Payments made by the Licensee shall be deemed to have been remitted to (and received by) Purchaser in equal installments on each day of the calendar quarter in respect of which such Royalty Payment is made; and
(b)all other amounts shall be deemed to have been remitted to Purchaser on the date on which such amounts were remitted to, or otherwise received by, Purchaser.
“Closing” has the meaning specified in Section 6.1.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collateral” has the meaning specified in the Security Agreement.
“Confidential Information” has the meaning specified in Section 5.9(b).
“Credit Event” means any insolvency, bankruptcy, receivership, assignment for the benefit of creditors, similar proceeding or financial distress of Licensee, as a result of which Licensee fails to pay, or is delayed in paying, all or a portion of the Purchased Receivables.
“Credit Facility” means that certain Credit Agreement, dated as of December 13, 2024, as amended from time to time, between Esperion Therapeutics, Inc., as borrower, certain subsidiaries of Esperion Therapeutics, Inc., as guarantors, the lenders party thereto, and the Credit Facility Administrative Agent.
“Credit Facility Administrative Agent” means GLAS USA LLC and GLAS Americas LLC (in their collective capacity as administrative agent and collateral agent in respect of the Credit Facility).
“Disputes” has the meaning specified in Section 3.12(c).

“Encumbrance” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement in the nature of a security interest, in each case, to secure payment of a debt or performance of an obligation. An Encumbrance does not include a grant of license, sublicense or similar right that does not secure payment of a debt or performance of an obligation.
“Escrow Account” means the escrow account to be established by the Escrow Agent under the Escrow Agreement for the benefit of Seller and Purchaser solely for the purpose of receiving payment of the Purchased Receivables pursuant to this Agreement and disbursement thereof as provided herein or in the Escrow Agreement, and any replacement Escrow Account controlled by the Escrow Agent and subject to the Escrow Agreement, in each case entered into in accordance with Section 5.1(a).
“Escrow Agent” means Wilmington Trust, N.A. or any other escrow agent reasonably acceptable to Seller and Purchaser.
“Escrow Agreement” means that an escrow agreement to be entered into by and among Seller, Purchaser and the Escrow Agent, containing customary and reasonable terms, and otherwise in a form mutually reasonably acceptable to Seller, Purchaser and Escrow Agent.
“Esperion Patent Rights” has the meaning specified in the License Agreement.
“Excluded Assets” means, collectively:
(c)the Seller IP Assets;
(d)the Retained Receivables;
(e)any and all rights of Seller under or in respect of (i) the License Agreement (other than the Purchased Receivables), or (ii) any other contract; and
(f)any other assets of the Seller.
“Excluded Liabilities and Obligations” has the meaning specified in Section 2.3.
“Financial Crime Laws” mean all Applicable Law of the United States of America, the United Nations Security Council, the European Union, any Member State of the European Union, Canada, Japan and the United Kingdom relating to the prevention of bribery, corruption, money laundering, terrorist financing, facilitation of tax evasion, fraud or substantially similar or related activities.
“Financing Statements” means the financing statements and continuation statements with respect to such financing statements, when applicable, referred to in Section 2.1(b) and in the Security Agreement.
“First Amendment” has the meaning specified in the definition of “License Agreement.”
“Fundamental Representations” has the meaning specified in Section 7.5.
“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indemnified Party” has the meaning specified in Section 7.2(a).
“Indemnifying Party” has the meaning specified in Section 7.2(a).
“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of April 2, 2026, between the Credit Facility Administrative Agent and the Purchaser and acknowledged by Seller.
“Joint Collaboration Committee” has the meaning specified in the License Agreement.
“Joint Patent Rights” has the meaning specified in the License Agreement.
“Judgment” means any judgment, order, injunction, writ or decree.
“Knowledge” means:
(g)with respect to Seller, the actual knowledge of [ * * * ], in each case after due inquiry of employees of Seller who would reasonably be expected to have knowledge of the relevant matters based on their roles at Seller; and
(h)with respect to Athyrium, the actual knowledge of [ * * * ], in each case after due inquiry of employees of Athyrium who would reasonably be expected to have knowledge of the relevant matters based on their roles at Athyrium.
in each case (clauses (a) and (b)), without any requirement to make any inquiries of third parties (including Licensee) or any Governmental Authority, or to perform any search of any public registry office or system.
“License Agreement” means the License and Collaboration Agreement dated as of April 17, 2020 between Licensee and Seller, as amended by the First Amendment to the License and Collaboration Agreement dated as of November 5, 2025 (the “First Amendment”), and also includes the Licensee Notice and Instruction Letter.
“Licensed Product” has the meaning specified in the License Agreement.
“Licensee” means Otsuka Pharmaceutical Co., Ltd.
“Licensee Deduction” means a right of setoff, offset, counterclaim, reduction, or deduction crediting against any of the Royalty Payments, Milestone Payments or other amounts payable by Licensee to Seller pursuant to the License Agreement.
“Licensee Notice and Instruction Letter” has the meaning specified in Section 2.1(b).
“Listed Patents” means the patent and patent applications listed in Schedule 3.12(a) of the Seller Disclosure Letter.
“Losses” has the meaning specified in Section 7.1(a).
“Material Adverse Effect” means any one or more of:
(i)a material adverse effect on the right or ability of Seller to consummate the transactions contemplated by the Transaction Documents and perform its obligations under the Transaction Documents;
(j)a material adverse effect on the validity or enforceability of the Transaction Documents against Seller or the rights of Purchaser thereunder;

(k)an adverse effect, in any material respect, on the rights of Seller under the License Agreement related to or affecting, directly or indirectly, the Royalty Payments or the Milestone Payments; or
(l)an adverse effect, in any material respect, on the value of the Purchased Receivables (including the timing, amount or duration thereof).
“Milestone Payments” means all milestone payments payable to Seller by Licensee pursuant to Sections 9.2 (Regulatory Milestone Payments) and 9.5 (Sales Milestone Payments) of the License Agreement, determined after accounting for any deduction on account of any withholding tax that applies to the payment of such milestones as permitted under the terms of the License Agreement.
“Modification” has the meaning specified in Section 5.4(a)(iii).
“Net Sales” has the meaning specified in the License Agreement.
“Otsuka Territory” has the meaning specified in the License Agreement.
“Parties” means, collectively, Seller and Purchaser, and “Party” means any of them.
“Permitted Encumbrances” means any (i) Encumbrances for taxes not yet due or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with generally accepted accounting principles have been established; (ii) Encumbrances created, permitted or required by this Agreement or any other Transaction Document in favor of the Purchaser; (iii) any other Encumbrances securing taxes, assessments, fees or other governmental charges or levies arising by the operation of Applicable Law (and not any violation thereof); and (iv) those Encumbrances granted by Seller to the Credit Facility Administrative Agent pursuant to the Credit Facility which are subject to the Intercreditor Agreement.
“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity.
“Purchase Price” has the meaning specified in Section 2.2.
“Purchased Proceeds” means all amounts received by Seller from any Person as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes, to the extent related to, involving, or as compensation for a reduction in value of the Purchased Receivables (for the avoidance of doubt, excluding such amounts that relate exclusively to the Retained Receivables or that are otherwise used to reimburse or indemnify Seller for costs, expenses, legal fees or other fees relating to such actions, suits, proceedings, claims or disputes).
“Purchased Receivables” means, collectively, during the Purchased Receivables Period:
(m)100% of the Receivables;
(n)100% of the Milestone Payments;
(o)the Purchased Proceeds and other amounts that are paid or become payable pursuant to the License Agreement in lieu of any of the Purchased Receivables (including under Section 365(n) of the U.S. Bankruptcy Code); and

(p)the interest (if any) that is payable in respect of any of the payments referred to in clause (a) or (b) above pursuant to Section 9.10 of the License Agreement.
“Purchased Receivables Period” means the period beginning on (and including) January 1, 2026 and ending on (and including) the Cap Date.
”Purchaser” has the meaning set forth in the Preamble.
“Purchaser Indemnified Party” has the meaning specified in Section 7.1(a).
“Put Option” has the meaning specified in Section 2.5.
“Put Option Closing Date” has the meaning specified in Section 2.5.
“Put Price” means the amount equal to the Cap Amount minus the Total Net Amount received by the Purchaser as of the Put Option Closing Date.
“Receivables” means the Royalty Payments in respect of Net Sales of any Licensed Product that occurred during the Purchased Receivables Period, determined after accounting for any deduction on account of any withholding tax that applies to the payment of such Royalty Payments as permitted under the terms of the License Agreement.
“Regulations” means the regulations issued, promulgated or proposed under the Code by the U.S. Department of the Treasury.
“Representatives” of any Person means such Person’s partners, directors, officers, employees, investment committee members, agents, trustees, administrators, managers, advisors, sub-advisors, attorneys, consultants, advisors and representatives.
“Retained Proceeds” means all amounts received by Seller from any Person as a result of any settlement or resolution of any actions, suits, proceedings, claims or disputes to the extent related to, involving, or as a compensation for a reduction in value of the Retained Receivables (other than such amounts that relate exclusively to the Purchased Receivables, are Purchased Proceeds or that are otherwise used to reimburse or indemnify Purchaser for costs, expenses, legal fees or other fees relating to such actions, suits, proceedings, claims or disputes).
“Retained Receivables” means, collectively:
(q)all of the Royalty Payments that do not constitute Purchased Receivables, consisting of Royalty Payments in respect of Net Sales of Licensed Products that occurred prior to the commencement of, or that occur following, the Purchased Receivables Period;
(r)Retained Proceeds;
(s)other amounts that are paid or become payable pursuant to the License Agreement in lieu of any of the payments referred to in clause (a) or (b) above; and
(t)the interest (if any) that is payable in respect of any of the payments referred to in clause (a), (b) or (c) above pursuant to Section 9.10 of the License Agreement.
“Royalty Payment” means the royalties on Net Sales of all Licensed Products in the Otsuka Territory during the Royalty Term that are payable by Licensee to Seller pursuant to Section 9.6 of the License Agreement, including all royalties that are payable following the exercise by Seller of its rights under Section 9.8 of the License Agreement.
“Royalty Reports” means the reports required to be delivered by Licensee pursuant to Section 9.7 of the License Agreement.
“Royalty Term” has the meaning specified in the License Agreement.
“Sanctions” means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, the Parliament of Canada, the European Union, and/or any present or future member state thereof and/or the United Kingdom’s His Majesty’s Treasury.
“Security Agreement” means that certain Security Agreement, dated as of April 2, 2026, by and between Seller and Purchaser.
“Seller Account” means the bank account of Seller listed in Exhibit C or such other bank account as Seller specifies in a written notice to Purchaser from time to time.
“Seller Disclosure Letter” has the meaning specified in the preamble to Article 3.
“Seller Indemnified Party” has the meaning specified in Section 7.1(b).
“Seller IP Assets” means, collectively:
(u)the Listed Patents;
(v)any rights to research, develop, commercialize, make, have made, use, sell, have sold, offer to sell, import or otherwise exploit the Licensed Product; and
(w)any other intellectual property or other proprietary rights of any kind that are owned or held by, or licensed to, Seller.
“Specified Infringement” has the meaning specified in Section 5.12(a).
“Supply Agreements” means, collectively, (a) that certain Clinical Supply Agreement, dated as of August 24, 2020, by and between Seller and Licensee, as amended by that certain Amendment #1 to Clinical Supply Agreement, dated as of September 15, 2021, by and between Seller and Licensee, and (b) that certain Commercial Manufacturing and Supply Agreement, dated as of September 11, 2024, by and between Seller and Licensee.
“Term” has the meaning specified in Section 8.1.
“Third-Party Claim” has the meaning specified in Section 7.2(a).
“Total Net Amount” means, as of any date, the result of:
(x)the aggregate amount of the following payments remitted to, or otherwise received by, or deemed to have been received by, Purchaser on or prior to such date pursuant to the Transaction Documents (and, for such purpose, any tax withholding on payments of Purchased Receivables shall be deemed not to have been received by Purchaser for purposes of calculating the Total Net Amount, provided that any subsequent Withholding Tax Refunds received by Purchaser shall be counted for purpose of calculating the Total Net Amount), consisting of:

(i)all payments in respect of Purchased Receivables;
(ii)the aggregate amount of proceeds that are remitted to, or otherwise received by, Purchaser pursuant to Section 5.5 and Section 5.12(d);
(iii)the aggregate amount of all payments made by Seller pursuant to Section 7.1(a) (except, in all cases of this clause (iii), to the extent such payments are paid to make Purchaser or any other Purchaser Indemnified Party whole with respect to any out-of-pocket Losses incurred by Purchaser or such other Purchaser Indemnified Party); and
(iv)reimbursements to Purchaser for costs, fees and expenses under Sections 5.3, 5.5 and 5.12 hereof, to the extent previously deducted pursuant to clause (b)(iii) of this definition;
minus:
(y)the sum of:
(i)the aggregate amounts actually paid by Purchaser on or prior to such date as reimbursements for overpayments of Receivables in the case of a Purchased Receivables Overpayment or pursuant to Section 5.1(f) (but only to the extent that such overpayments have been included in the calculation of the Total Net Amount as of such date under clause (a) of this definition); plus
(ii)any amounts to which Section 5.1(c) applies (but only to the extent that such amounts have been included in the calculation of the Total Net Amount as of such date under clause (a) of this definition); plus
(iii)any amounts paid by Purchaser under Sections 5.3, 5.5 and 5.12 hereof.
“Transaction Documents” means this Agreement, the Bill of Sale, the Escrow Agreement, the Intercreditor Agreement, the Licensee Notice and Instruction Letter (when sent), the Security Agreement and any intellectual property security agreements or other documents entered into pursuant to the Security Agreement.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware.
“Voting Securities” means, with respect to any Person, securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
“Withholding Tax Refund” means a refund, credit or other repayment of any tax that is withheld or otherwise deducted from payments of the Purchased Receivables, whether received in cash, by way of set-off, by way of a reduction of a tax obligation or otherwise, including any interest paid or credited with respect thereto.

1.2Rules of Construction
Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;
(b)references to an “Article”, “Section”, or “Exhibit” followed by a number or letter refer to the specified Article or Section of or Exhibit to this Agreement;
(c)references to a “Schedule” followed by a number refer to the specified Schedule to the Seller Disclosure Letter;
(d)the table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;
(e)words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;
(f)the words “either” and “or” are not exclusive, and the word “including” is deemed to mean “including without limitation”;
(g)the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”
(h)subject to clause (m) below, any reference to any agreement (including this Agreement) means such agreement as amended, modified, replaced or supplemented from time to time;
(i)all dollar amounts (“$”) refer to U.S. dollars;
(j)any reference to any statute includes all regulations made under or in connection with that statute, as amended, modified, replaced or supplemented from time to time, and any reference to a specific provision of any statute or regulation also refers to any successor provision thereto of like or similar effect;
(k)any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;
(l)whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day; and
(m)references in this Agreement to any term defined in the License Agreement and to any Section or other provision of the License Agreement or any Supply Agreement refer to such term, Section or other provision of the License Agreement or such Supply Agreement as in existence on the date of this Agreement, unless such term, Section or other provision of the License Agreement is amended, modified, supplemented or waived from time to time in compliance with this Agreement, in which case such references in this Agreement shall be to such term, Section or other provision of the License Agreement or such Supply Agreement as so amended, modified, supplemented or waived from time to time.

Article 2
PURCHASE AND SALE OF THE PURCHASED RECEIVABLES
2.1Purchase and Sale
(a)Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and convey to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, Seller’s right, title and interest in and to the Purchased Receivables, free and clear of any and all Encumbrances other than those Encumbrances created in favor of Purchaser by the Transaction Documents. For the avoidance of doubt, no Purchaser is entitled to a Total Net Amount in excess of the Cap Amount under this Agreement.
(b)Promptly, and in any event within five (5) Business Days following the establishment of the Escrow Account with the Escrow Agent, Seller shall execute and deliver to Licensee a notice and instruction letter substantially in the form attached hereto as Exhibit B (the “Licensee Notice and Instruction Letter”).
(c)It is the intention of the Parties that (other than for tax purposes, which are described in Section 5.13(a)) the sale, transfer, assignment and conveyance contemplated by this Agreement shall constitute a sale of the Purchased Receivables from Seller to Purchaser of the Purchased Receivables and not a financing transaction, borrowing or loan; and accordingly, Seller will treat the sale, transfer, assignment and conveyance of the Purchased Receivables as sales of “accounts” in accordance with the UCC, and Seller does hereby authorize Purchaser, from and after the date hereof, to file or to cause to be filed such Financing Statements naming Seller as the seller and Purchaser as the purchaser of the Purchased Receivables as may be necessary to perfect such sale. If, notwithstanding the intent of the Parties in this regard, the sale, transfer, assignment and conveyance contemplated hereby is held not to be a sale, this Agreement shall constitute a security agreement and Seller does hereby grant to Purchaser security interests in and to the Purchased Receivables and any “proceeds” thereof (as such term is defined in the UCC) (collectively, the “Back-up Collateral”), for the benefit of Purchaser to secure payment to Purchaser of an amount equal to the Purchased Receivables up to the Cap Amount, and Seller does hereby authorize Purchaser to file or to cause to be filed such Financing Statements as may be necessary to perfect such security interests.
2.2Purchase Price
(a)In full consideration for the sale, transfer, assignment and conveyance of the Purchased Receivables, and subject to the terms and conditions set forth herein, Athyrium shall pay (or cause to be paid) to Seller a purchase price of $50,000,000 (the “Purchase Price”) at the Closing.
2.3No Assumed Obligations; No Assigned Rights
(a)Notwithstanding any provision in this Agreement, any other Transaction Document or any other writing to the contrary, Purchaser is purchasing, acquiring and accepting only the Purchased Receivables and Purchaser is not assuming any liability or obligation of Seller or any of Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreement, any other contract, the Permitted Encumbrances or otherwise (the “Excluded Liabilities and Obligations”). As between Seller and Purchaser, Seller shall remain exclusively responsible for the satisfaction and performance of the Excluded Liabilities and Obligations.
(b)Notwithstanding any provision in this Agreement, any other Transaction Document or any other writing to the contrary, Seller is selling, transferring, assigning and conveying only the Purchased Receivables and, except as expressly set forth in this Agreement, is not assigning any rights or powers of Seller or any of Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, under the License Agreement, any other contract, or otherwise.

2.4No Purchase or Sale of Excluded Assets
Notwithstanding anything to the contrary contained in this Agreement, any other Transaction Document or any other writing, Seller shall retain all its right, title and interest in and to, and there shall be excluded from the sale, transfer, assignment and conveyance to Purchaser under this Agreement, all Excluded Assets.
2.5Put Option
(a)If the Cap Date has not occurred on or prior to the fifteenth (15th) anniversary of the date hereof, then, at any time after such fifteenth (15th) anniversary date and continuing during the remainder of the Term, the Purchaser shall have the right, but not the obligation (the “Put Option”), to require Seller to repurchase from the Purchaser all, but not less than all, of the Purchased Receivables at the Put Price. In the event that the Purchaser elects to exercise the Put Option, the Purchaser shall deliver written notice to Seller specifying the closing date which date shall be ten (10) days from such notice date (the “Put Option Closing Date”). On the Put Option Closing Date, Seller shall repurchase from the Purchaser the Purchased Receivables at the Put Price in cash, the payment of which shall be made by wire transfer of immediately available funds to the account designated by the Purchaser.
Article 3
REPRESENTATIONS OF SELLER
Except as set forth on Exhibit D (the “Seller Disclosure Letter”), Seller hereby represents to Purchaser as of the date hereof as follows and acknowledges that Purchaser is relying on these representations and warranties in connection with the transactions contemplated by this Agreement:
3.1Organization
Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
3.2Authorization and Enforceability
Seller has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents and the performance by Seller of its obligations hereunder and thereunder have been duly authorized by Seller. Each of the Transaction Documents constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, subject to applicable Bankruptcy Laws, general equitable principles and principles of public policy.
3.3No Conflicts
None of the execution and delivery by Seller of any of the Transaction Documents, the performance by Seller of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will conflict with or result in a breach or default under (a) any Applicable Law or any Judgment of any Governmental Authority, to which Seller may be subject or bound, (b) any term or provision of the License Agreement or any Supply Agreement, or (c) any term or provision of any other contract to which Seller is a party, except, in each case (clause (a) or (c)), for any such conflict, breach or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.4Ownership of Purchased Receivables
Seller is the sole owner of, has good title to, and holds all right and interest in and to the Purchased Receivables, free and clear of all Encumbrances other than Permitted Encumbrances. Upon payment of the Purchase Price, Purchaser will be the sole owner of, will have good title to, and will hold all right and interest in and to the Purchased Receivables, free and clear of all Encumbrances other than those Encumbrances created in favor of Purchaser, under the Transaction Documents. Seller has full right to sell, transfer, assign and convey the Purchased Receivables to Purchaser. There are no contracts, agreements or understandings (whether written or oral) to which Seller is a party and which are in effect as of the date hereof pursuant to which any third party has any right, entitlement or privilege to or in respect of the Purchased Receivables, in whole or in part, other than the Transaction Documents.
3.5Governmental and Third-Party Authorizations
(a)The execution and delivery by Seller of the Transaction Documents, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of any of the transactions contemplated hereunder and thereunder (including the sale, transfer, assignment and conveyance of the Purchased Receivables to Purchaser) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority having jurisdiction over Seller or any other Person, except for those that have been previously obtained or made and the Financing Statements.
3.6No Litigation
There is no pending or, to the Seller’s Knowledge, threatened action, suit, proceeding or investigation before any Governmental Authority, court or arbitrator against Seller that, individually or in the aggregate, (a) would reasonably be expected to have a Material Adverse Effect or (b) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by the Transaction Documents.
3.7No Brokers’ Fees
Seller has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.
3.8Compliance with Laws
Seller is not in violation of and, to the Knowledge of Seller, is not under investigation by any Governmental Authority with respect to and has not been threatened to be charged with any violation of, any Applicable Law or any Judgment of any Governmental Authority, in each case that would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, (a) Seller is not, and has not been in the three (3) years prior to the date of this Agreement, in violation of any Sanctions or Financial Crime Laws, and (b) Seller is not conducting, and has not conducted in the three (3) years prior to the date of this Agreement, any business dealings or activities in violation of Sanctions or in any other manner that would expose Seller to the risk of adverse measures pursuant to Sanctions.

3.9License Agreement
(a)Schedule 3.9(a) sets forth a true, correct and complete copy of the License Agreement. Seller has not proposed, or received any proposal from Licensee, to amend, waive, supplement, restate or modify any provision of any License Agreement.
(b)True, correct and complete copies of each of the following documents have been made available to Purchaser prior to the date hereof:
(i)all Royalty Reports delivered, as of the date of this Agreement, to Seller by Licensee pursuant to the License Agreement;
(ii)all minutes of the Joint Collaboration Committee;
(iii)the current Development Plan and Otsuka Territory Commercialization Plan (each as defined in the License Agreement) provided to Seller; and
(iv)all material written notices delivered, as of the date of this Agreement, to Seller by Licensee, or to Licensee by Seller, in each case since April 1, 2024, pursuant to the License Agreement, except, in each case, with respect to such notices relating to disputes that have been fully resolved prior to the date hereof and have, as part of that resolution, resulted in an amendment to the License Agreement.
(c)The License Agreement is (i) in full force and effect, (ii) the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, Licensee, and (iii) enforceable against Seller and, to the Knowledge of Seller, Licensee, in accordance with its terms, subject in each case, as to enforcement of remedies, to Bankruptcy Laws, general equitable principles and principles of public policy.
(d)Seller is not in breach or violation of, or in default under, the License Agreement in any material respect, and, to the Knowledge of Seller, Licensee is not in breach or violation of, or in default under, the License Agreement in any material respect.
(e)NEXLETOL® (bempedoic acid) is a Licensed Product.
(f)Seller has not waived its right to receive payment in respect of any portion of the Royalty Payments or the Milestone Payments, in whole or in part, or released Licensee, in whole or in part, from its obligation to pay the Royalty Payments or Milestone Payments in accordance with the License Agreement.
(g)To the Knowledge of Seller, no event has occurred that would give (i) any party to the License Agreement the right to terminate the License Agreement (except with respect to the first sentence of Section 13.2.1 of the License Agreement) in whole or in part, or (ii) Licensee the right to cease paying the Royalty Payments or the Milestone Payments under the License Agreement (except with respect to Section 13.2.1 of the License Agreement) in accordance with the terms thereof. Seller has not received any written notice from Licensee challenging the validity or enforceability of the License Agreement or the obligation to pay the Royalty Payments and Milestone Payments under the License Agreement in accordance with the terms thereof. Seller has not received any notice of termination of the License Agreement by Licensee pursuant to Section 13.2.1 of the License Agreement. Seller has not agreed with Licensee to terminate the License Agreement in whole or in part.
(h)Seller has not consented to an assignment by Licensee of the License Agreement in whole or in part, and Seller does not have Knowledge of any assignment by Licensee of the License Agreement.

(i)The License Agreement and the Supply Agreements are the only contracts (whether written or oral) between Seller and Licensee that relate to any Licensed Product or the License Agreement.
(j)Seller has received from Licensee all of the Royalty Payments and the Milestone Payments that Seller is entitled to receive pursuant to the License Agreement based on the information provided in the Royalty Reports that Seller has received from Licensee. To the Knowledge of Seller, Seller has not received any payments from Licensee on account of the Royalty Payments that would otherwise have comprised part of the Purchased Receivables.
(k)Licensee has not taken, and Seller has not received any written notice from Licensee expressing an intention by Licensee to take, any Licensee Deduction from any Royalty Payments, Milestone Payments or other amounts payable by Licensee to Seller pursuant to the License Agreement because of any amount owed or claimed owed from Seller or an Affiliate of Seller to Licensee, and to the Knowledge of Seller, no event or condition exists that would permit Licensee to do so for such reason.
(l)To the Knowledge of Seller, (i) Licensee is not, and has not been in the three (3) years prior to the date of this Agreement, in violation of any Sanctions or Financial Crime Laws, and (ii) Licensee is not conducting, and has not conducted in the three (3) years prior to the date of this Agreement, any business dealings or activities in violation of Sanctions or in any other manner that would expose Seller to the risk of adverse measures pursuant to Sanctions.
(m)To the Knowledge of Seller, Licensee has not granted any sublicense pursuant to Section 8.1.2 of the License Agreement.
(n)Seller has not exercised its audit right under Section 9.8 of the License Agreement.
(o)Seller has not delivered to, or received from, Licensee a notice of dispute arising out of or in connection with the License Agreement, other than any dispute that has been fully resolved prior to the date hereof.
(p)Seller has not made any claim for indemnification by Licensee pursuant to Section 11.1 of the License Agreement, and Licensee has not made any claim for indemnification by Seller pursuant to Section 11.2 of the License Agreement.
(q)Schedule 3.9(q) specifies the date of the first quarter during which the First Commercial Sale (as defined in the License Agreement) for each Licensed Product in the Otsuka Territory occurred.
3.10Supply Agreements
(a)Schedule 3.10(a) sets forth a true, correct and complete copy of each Supply Agreement.
(b)Each Supply Agreement is (i) in full force and effect, (ii) the legal, valid and binding obligation of Seller and, to the Knowledge of Seller, the other counterparties thereto, and (iii) enforceable against Seller and, to the Knowledge of Seller, the other counterparties thereto, in accordance with its terms, subject in each case, as to enforcement of remedies, to Bankruptcy Laws, general equitable principles and principles of public policy.
(c)Seller is not in breach or violation of, or in default under, any Supply Agreement in any material respect, and, to the Knowledge of Seller, no counterparty to any Supply Agreement is in breach or violation of, or in default under, any Supply Agreement in any material respect.

(d)Other than the Supply Agreements, there are no other contracts (whether written or oral) between Seller and Licensee for the supply of Licensed Products to Licensee.
3.11Solvency
Upon consummation of the transactions contemplated by this Agreement:
(a)the fair saleable value of the assets of Seller will be greater than the sum of its existing debts, liabilities and other obligations, including known contingent liabilities;
(b)the present fair saleable value of the assets of Seller will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including known contingent liabilities, as they become absolute and matured;
(c)Seller will be able to pay its existing debts, liabilities and other obligations, including known contingent obligations, as they come due in the ordinary course; and
(d)Seller will not be rendered insolvent under applicable Bankruptcy Laws.
3.12Intellectual Property
(a)Schedule 3.12 specifies:
(i)with respect to each Listed Patent that is an issued patent:
(A)the jurisdiction in which such Listed Patent has been issued as a patent; and
(B)the patent number of such Listed Patent; and
(ii)with respect to each Listed Patent that is a pending patent application:
(A)the jurisdiction in which such Listed Patent is pending; and
(B)the patent application number of such Listed Patent.
(b)The Listed Patents include all Esperion Patent Rights under the License Agreement. There are no Joint Patent Rights.
(c)There are no pending or, to the Knowledge of Seller, threatened inter partes reviews, post-grant reviews, injunctions, claims, suits, actions, citations, summons, subpoenas, complaints, arbitrations, mediations, demands, decrees, disputes, disagreements, litigations, interferences, re-examinations, reissue applications/proceedings, oppositions, hearings, inquiries, investigations, invalidation actions or like proceedings, in each case other than patent prosecution (including third party observations) in the ordinary course (collectively, “Disputes”) involving any of the Listed Patents.
(d)The Listed Patents are not subject to any outstanding Judgment, ruling, settlement or other disposition of a Dispute.
(e)Seller is the sole and exclusive owner of the entire right, title and interest in each of the Listed Patents, free and clear of any Encumbrances (other than Permitted Encumbrances).

(f)Seller and, to Seller’s Knowledge, its Affiliates, have not received any written notice, and otherwise has no Knowledge, that any Person other than Seller has a claim to ownership of any of the Listed Patents.
(g)Seller has not and, to the Knowledge of Seller, its Affiliates and Licensee have not, received any written notice from any Person, and otherwise has no Knowledge, that there is a Person who is or claims to be an inventor under any of the Listed Patents who is not a named inventor thereof. To the Knowledge of Seller, each individual associated with the prosecution of the Listed Patents, including the named inventors, has complied with all applicable duties of candor and good faith in dealing with any applicable patent office, including any duty to disclose to any patent office all information known by such inventors to be material to the patentability of the Listed Patents (including any relevant prior art).
(h)To the Knowledge of Seller, each of the issued Listed Patents is valid and enforceable. Each of the pending Listed Patents is subsisting and has not lapsed, expired or otherwise been terminated. Seller has not, and, to the Knowledge of Seller, its Affiliates and Licensee have not, received any written notice or written legal opinion that alleges that any of the issued Listed Patents is invalid or unenforceable. To the Knowledge of Seller, none of Seller, its Affiliates, Licensee, and its or any of their respective agents or representatives, has engaged in any conduct, or has omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any claims of any Listed Patents.
(i)None of the issued Listed Patents have lapsed, expired or otherwise been terminated other than pursuant to the expiration of their natural terms. Seller has not and, to the Knowledge of Seller, its Affiliates and Licensee have not, received any written notice relating to the lapse, expiration or other termination of any of the Listed Patents other than pursuant to the expiration of their natural terms.
(j)Seller has not and, to the Knowledge of Seller, its Affiliates and Licensee have not, received any written notice from any Person, and otherwise has no Knowledge, of any claim by any Person or any basis for a claim by any Person asserting that the discovery, development, manufacture, commercialization, marketing, importation, distribution, sale, offer for sale, use or other exploitation of a Licensed Product in the Otsuka Territory infringes, misappropriates or otherwise violates any Person’s patents or other intellectual property rights or otherwise inviting Seller, any of its Affiliates or Licensee to license such patents or other intellectual property rights.
(k)To the Knowledge of Seller, the discovery, development, manufacture, commercialization, marketing, importation, distribution, sale, offer for sale, use or other exploitation of a Licensed Product in the Otsuka Territory has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Person’s patents or other intellectual property rights. Seller has not obtained any written non-infringement, freedom to operate, clearance or invalidity opinions from counsel regarding the infringement or non-infringement of any Person’s patent rights by any of the Licensed Products in the Otsuka Territory.
(l)To the Knowledge of Seller, there is no Person who is engaging in or has engaged in any activity that infringes upon any of the Listed Patents.
(m)Seller has and, to the Knowledge of Seller, its Affiliates and Licensee have, used commercially reasonable efforts to prosecute and maintain the Listed Patents, and have paid, or caused to be paid, all required maintenance fees and like payments with respect to the Listed Patents.

3.13Regulatory Approvals and Exclusivity
To the Knowledge of Seller, Licensee is the regulatory authorization holder of the Licensed Product in Japan. To the Knowledge of Seller, Licensee has complied with its obligations to obtain and maintain all regulatory approvals, including marketing authorizations approved by the Pharmaceuticals and Medical Devices Agency, for the Licensed Product in the Otsuka Territory as required under the License Agreement.
3.14UCC Representations and Warranties
(a)Seller’s exact legal name is, and for the preceding ten (10) years has been, “Esperion Therapeutics, Inc.”
(b)Seller is, and for the preceding five (5) years has been, a corporation existing under the laws of the State of Delaware, with its principal place of business located at 3891 Ranchero Drive, Suite 150, Ann Arbor, MI 48108.
3.15Taxes
(a)No deduction or withholding for or on account of any tax has been made from any Royalty Payment or Milestone Payment (in each case, without giving effect to any deduction referenced in the definitions thereof) by Licensee to Seller under the License Agreement, and Seller has not received any written notice from Licensee that any additional deduction or withholding will be required or requested in the future.
(b)Seller has obtained the required exemption certificates to execute and receive payments (including, without limitation, payments of the Purchased Receivables) without withholding tax.
(c)Seller has its registered office and place of effective management in the United States, and does not have any permanent establishments for income tax or value added tax (or similar tax) purposes outside the United States.
(d)Seller has timely and correctly filed (or caused to be filed) all material tax returns and material tax reports required to be filed under Applicable Law by Seller and has timely and fully paid all material taxes required to be paid , except for any such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with generally accepted accounting principles applicable to Seller, as in effect from time to time.
3.16No Implied Representations and Warranties
(a)EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. PURCHASER ACKNOWLEDGES THAT, (A) EXCEPT AS SPECIFICALLY PROVIDED IN THIS ARTICLE 3, SELLER HAS ASSUMED NO RESPONSIBILITIES OF ANY KIND WITH RESPECT TO ANY ACT OR OMISSION OF LICENSEE WITH RESPECT TO THE DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE, DISTRIBUTION, MARKETING OR OTHER ACTIVITIES OF LICENSEE WITH RESPECT TO ANY OF THE LICENSED PRODUCTS, AND (B) PURCHASER ASSUMES ALL RISKS ARISING FROM OR IN CONNECTION WITH ANY CREDIT EVENT TO THE EXTENT SUCH CREDIT EVENT AFFECTS THE VALUE OF THE PURCHASED RECEIVABLES (INCLUDING THE TIMING, AMOUNT OR DURATION THEREOF), PROVIDED, HOWEVER, THAT SUCH ASSUMPTION OF RISK SHALL NOT RELIEVE SELLER FROM ANY OF ITS

OBLIGATIONS UNDER SECTION 5.4 OR SECTION 5.5, AND (C) PURCHASER HAS NOT RELIED AND IS NOT RELYING ON ANY STATEMENT, REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, EXPRESS OR IMPLIED, MADE BY SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3.
Article 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller as of the date hereof as follows and acknowledges that Seller is relying on these representations and warranties in connection with the transactions contemplated by this Agreement:
4.1Organization
Athyrium is a limited partnership formed and existing under the laws of the State of Delaware.
4.2Authorization and Enforceability
Purchaser has all powers and authority to execute and deliver, and to perform Purchaser’s obligations under, the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents by Purchaser and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by Purchaser. Each of the Transaction Documents constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to applicable Bankruptcy Laws, general equitable principles and principles of public policy.
4.3No Conflicts
None of the execution and delivery by Purchaser of any of the Transaction Documents, the performance by Purchaser of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will conflict with or result in a breach or default under, (a) any Applicable Law or any Judgment of any Governmental Authority, to which Purchaser may be subject or bound, (b) any term or provision of any contract to which Purchaser is a party, or (c) any term or provision of any of the organizational documents of Purchaser.
4.4Governmental and Third Party Authorizations
The execution and delivery of the Transaction Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority having jurisdiction over Purchaser, except for those that have been previously obtained or made.
4.5No Litigation
There is no action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative,

regulatory, investigative or informal) before any Governmental Authority, court or arbitrator pending or, to the Knowledge of Purchaser, threatened, against Purchaser, that, in each case, challenges or seeks to prevent, enjoin, alter, delay, make illegal or otherwise interfere with the consummation of any of the transactions contemplated by any of the Transaction Documents.
4.6Financing
Purchaser has sufficient cash on hand to pay the Purchase Price. Purchaser acknowledges that its obligations under this Agreement are not contingent on obtaining financing.
4.7No Brokers’ Fees
Purchaser has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.
Article 5
COVENANTS
The Parties covenant and agree as follows, in each case during the Term:
5.1Payments on Account of the Purchased Receivables
(a)Within thirty (30) days of the date hereof or such later date as Purchaser may agree in its sole discretion, Seller shall establish with the Escrow Agent the Escrow Account and the Escrow Agreement.
(b)Seller shall not amend, replace or revoke the Licensee Notice and Instruction Letter prior to the end of the Term without the prior written consent of Purchaser.
(c)If Purchaser receives any payment on account of the Retained Receivables or any other Excluded Asset, Purchaser shall:
(i)hold such payment in trust for the benefit of Seller;
(ii)have no right, title or interest whatsoever in such payment; and
(iii)promptly, and in any event no later than ten (10) Business Days following the receipt by Purchaser of such payment, remit the full amount thereof that comprises the Retained Receivables or such other Excluded Asset to the Seller Account by wire transfer of immediately available funds, without set-off, withholding or deduction of any kind.
(d)If Seller receives any payment on account of the Purchased Receivables (other than the Purchase Price), Seller shall:
(i)hold such payment in trust for the benefit of Purchaser;
(ii)have no right, title or interest whatsoever in such payment; and
(iii)promptly, and in any event no later than ten (10) Business Days following the receipt by Seller of such payment, remit the full amount thereof that comprises the Purchased Receivables to the Escrow Account by wire transfer of immediately available funds, without set-off, withholding or deduction of any kind, following which Seller shall, jointly with Purchaser in accordance with the Escrow Agreement, direct the Escrow Agent to immediately distribute such funds to Purchaser in accordance with the Escrow Agreement.
(e)Without limiting the generality of Section 2.3, if Licensee makes any Licensee Deduction against any Purchased Receivables for (i) any amount owing from Seller to Licensee in respect of any right of Licensee against Seller arising from or in connection with any contract (other than an obligation owing from Seller to Licensee under the License Agreement due to any overpayment of Purchased Receivables by Licensee) or any Excluded Liability and Obligation, or (ii) any amount on account of any overpayment of Royalty Payments by Licensee to Seller in respect of Net Sales of any Licensed Product in the Otsuka Territory that occurred during the period prior to the Purchased Receivables Period or any overpayment on account of any Milestone Payment paid during the period prior to the Purchased Receivables Period (the amounts referred to in clause (i) and (ii), the “Seller Obligation”), then Seller shall promptly (and in any event no later than ten (10) Business Days) following the date on which Seller becomes aware of such Licensee Deduction, notify Purchaser, in writing, thereof, remit to the Escrow Account funds in an amount equal to such Licensee Deduction (not to exceed the amount of such Seller Obligation), without set off, withholding or deduction of any kind, and thereafter jointly with Purchaser in accordance with the Escrow Agreement direct the Escrow Agent to immediately distribute such funds to Purchaser. If Seller disputes with Licensee such Seller Obligation with respect to clause (i) above and such dispute is resolved in Seller’s favor, then to the extent that Seller previously remitted such amounts to the Escrow Account for the benefit of Purchaser in accordance with the preceding sentence, Seller shall be entitled to receive from Licensee any payment made by Licensee on account of such Seller Obligation and, to the extent that any such payment is deposited by Licensee in the Escrow Account, Purchaser shall jointly with Seller in accordance with the Escrow Agreement direct the Escrow Agent to immediately distribute such funds to Seller.
(f)If, at any time Licensee makes a Licensee Deduction against the Retained Receivables, any other Excluded Asset, or any other payments that Licensee owes to Seller in connection with any matter other than the Purchased Receivables in respect of all or a portion of any overpayment of the Purchased Receivables (any such overpayment, a “Purchased Receivables Overpayment”), Purchaser shall, within one hundred twenty (120) days following receipt of a written request from Seller relating to such Purchased Receivables Overpayment to Purchaser (which request shall include reasonable supporting details), reimburse to Seller the amount of such Licensee Deduction (not to exceed the Purchased Receivables Overpayment), without set off, withholding or deduction of any kind, by payment to the Seller Account.
(g)If the results of an audit pursuant to Section 9.8 of the License Agreement determine that Licensee overpaid amounts comprising Purchased Receivables, Purchaser shall pay to Seller the full amount of such overpayment within one hundred twenty (120) days following receipt by Purchaser of a copy of the applicable audit report, by payment to the Seller Account, and Seller shall thereafter pay the full amount thereof to Licensee in accordance with Section 9.8 of the License Agreement.
(h)If either Party fails to pay on or before the due date any amount which is payable to the other Party under this Agreement, such other Party may, after giving at least five (5) days’ prior written notice of such failure to pay to the Party that failed to pay, charge interest on that amount from the due date until payment is made in full at a rate per annum equal to four percent (4.00%) over the prime rate published by The Wall Street Journal, from time to time (or, if less, the maximum amount permitted by Applicable Law).
5.2Royalty Reports; Notices; Correspondence
(a)Promptly (and in any event no later than five (5) Business Days) following the receipt by Seller from Licensee of (i) a Royalty Report, (ii) a report summarizing Licensee’s commercialization activities for any Licensed Product delivered pursuant to Section 4.4 of the License Agreement, or (iii) any material written notice or material written correspondence relating to, involving or affecting, (A) the Purchased Receivables or (B) any other material right of Purchaser under this Agreement relating to the Purchased Receivables, Seller shall furnish a copy of such Royalty Report or such notice or correspondence to Purchaser. In addition, Seller shall provide a copy of all materials received by Seller’s representatives on the Joint Collaboration Committee that was constituted by Seller and Licensee pursuant to the License Agreement within ten (10) Business Days following the receipt thereof.
(b)Except for notices and correspondence required to be given or made by Seller (i) under the License Agreement or (ii) by Applicable Law, Seller shall not send any notice or correspondence to Licensee relating to, involving or affecting the Purchased Receivables or any material right of Purchaser under this Agreement relating to the Purchased Receivables, in each case, without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned, or delayed), unless the sending of such notice or correspondence would not reasonably be expected to (A) adversely affect the value of the Purchased Receivables (including the timing, amount or duration thereof) or (B) otherwise have a Material Adverse Effect. Seller shall, promptly (and in any event no later than five (5) Business Days) following the delivery thereof by Seller to Licensee, provide to Purchaser a copy of any material notice or material correspondence sent by Seller to Licensee relating to, involving or affecting, the Purchased Receivables or any material right of Purchaser under this Agreement relating to the Purchased Receivables.
5.3Audits of Licensee’s Records
(a)Seller and Purchaser shall consult with each other as set forth in this Section 5.3 regarding the timing, manner and conduct of any inspection or audit of the Licensee’s records with respect to the Purchased Receivables pursuant to Section 9.8 of the License Agreement. Seller shall retain the exclusive right to inspect and audit Licensee’s records at any time and from time to time at its sole discretion for payments relating to periods prior to the Purchased Receivables Period; provided, however, that Seller shall consult with Purchaser prior to initiating any such inspection and audit; and provided further that the Purchaser expressly understands and agrees that Seller may proceed with any such audit without the approval or consent of Purchaser. If Seller initiates an audit, Purchaser may elect to have the Purchased Receivables included in the scope of such audit, and Purchaser shall be entitled to receive a copy of the auditor’s report.
(b)Seller may, and if requested in writing by Purchaser cause a nationally recognized independent certified public accountant to inspect or audit Licensee’s relevant records solely with respect to matters related to the Purchased Receivables pursuant and subject to Section 9.8 of the License Agreement; provided, however, that Purchaser shall not be entitled to request such an inspection or audit more frequently than once in any calendar year. With respect to any such inspection or audit carried out at the request of Purchaser , Seller shall select such nationally recognized independent certified public accountant as Purchaser shall recommend for such purpose (provided that such independent certified public accountant is reasonably acceptable to Seller and Licensee pursuant to Section 9.8 of the License Agreement). All of the out-of-pocket costs and expenses of any such inspection or audit carried out at the request of Purchaser (including the fees and expenses of the independent certified public accountant selected for such inspection or audit) that would otherwise be borne by Seller pursuant to the License Agreement shall instead be directly paid by Purchaser promptly following the receipt of an invoice therefor. To the extent Seller reasonably incurs any out-of-pocket costs or expenses in connection with any such inspection or audit carried out at the request of Purchaser, Purchaser shall promptly (and in any event within five (5) Business Days) upon written request (which request shall include reasonable details of costs and expenses for which Seller is seeking reimbursement), without set off, withholding or deduction of any kind, reimburse Seller by payment to the Seller Account.
(c)All of the costs and expenses of any inspection or audit initiated by Seller under Section 9.8 of the License Agreement (other than at the request of Purchaser) (including the fees and expenses of any independent certified public accountant selected for such inspection or audit) shall be borne by Seller.
(d)If, following the completion of any inspection or audit under Section 9.8 of the License Agreement, Licensee is required to make additional payments to Seller for underpayment of Receivables, then such payments received, after deduction and reimbursement of the Parties’ out-of-pocket costs and expenses (including the fees and expenses of the independent certified public accountant selected for such inspection or audit) borne by the Parties in connection with such inspection or audit pursuant to Section 5.3(b) or Section 5.3(c) (and that are not to be reimbursed pursuant to Section 5.3(e)), shall be allocated and paid to Seller, except with respect to such payments that are related to an unpaid portion of the Purchased Receivables, which shall be allocated and paid to Purchaser.
(e)If, following the completion of any inspection or audit under Section 9.8 of the License Agreement, Licensee reimburses Seller for the costs and expenses of such inspection or audit pursuant to Section 9.8 of the License Agreement, Seller shall promptly (and in any event within five (5) Business Days) following receipt by Seller of such reimbursement remit to Purchaser a pro rata amount of such reimbursement based on the portion of the costs and expenses of such inspection or audit that were paid, respectively, by Purchaser and Seller pursuant to Section 5.3(b) or Section 5.3(c).
5.4Performance of License Agreement; Amendments
(a)Seller shall not:
(i)breach any of the provisions of the License Agreement if the effect of such breach would reasonably be expected to have a Material Adverse Effect, and Seller shall use reasonable best efforts (in consultation with Purchaser) to cure any such breach by Seller of the License Agreement in a timely manner;
(ii)forgive, release or compromise any amount owed to or payable to Seller under the License Agreement that constitutes the Purchased Receivables, without prior written consent of Purchaser (in its sole discretion); and
(iii)assign, amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part, (each, a “Modification”) all or any provision of the License Agreement without the prior written consent of Purchaser (in its sole discretion) if such Modification (A) would reasonably be expected to have a Material Adverse Effect, or (B) addresses provisions of the License Agreement governing the obligation to make the Royalty Payments or the Milestone Payments, the amount or calculation of the Royalty Payments or the Milestone Payments or the procedures or timing for payment of the Royalty Payments or the Milestone Payments.
(b)If applicable, Seller shall invoice Licensee for unpaid Royalty Payments and Milestone Payments in the circumstances described in Section 9.10 of the License Agreement.
5.5Enforcement of License Agreement
(a)Promptly upon Seller becoming aware of a breach of or default under, or an alleged breach of or default under, the License Agreement by Licensee that, individually or in the aggregate with other alleged or actual breaches or defaults by Licensee, would reasonably be expected to have a Material Adverse Effect, Seller shall (i) promptly (but in any event within five (5) Business Days) provide written notice to Purchaser describing in reasonable detail the relevant breach or default, and (ii) proceed in consultation with Purchaser. In the case of such breach or default, Seller may, and if requested in writing by Purchaser, shall, take commercially reasonable actions (including selecting legal counsel reasonably satisfactory to Purchaser and commencing legal action against Licensee) to enforce compliance by Licensee with the relevant provisions of the License Agreement.
(b)Purchaser shall, promptly (and in any event within ten (10) Business Days) following receipt of a written request from Seller (which request shall include reasonable details of costs and expenses for which Seller is seeking reimbursement), reimburse Seller for 50% of all documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by Seller pursuant to this Section 5.5 in connection with any enforcement requested by Purchaser. The proceeds of the enforcement of Licensee’s obligations under the License Agreement pursuant to this Section 5.5 shall first be used to reimburse Purchaser and Seller (to the extent not previously reimbursed by Purchaser), the amount of all documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by each of them in connection with such enforcement (including, in the case of Purchaser, to reimburse Purchaser for all amounts reimbursed to Seller by Purchaser pursuant to this Section 5.5(b)). Thereafter, the balance of such proceeds shall be allocated to Seller, except with respect to such proceeds that are for a past, present or future portion of the Purchased Receivables, which shall be allocated to Purchaser. For purposes of this Section 5.5(b), “documented” costs and expenses refer to individually identifiable costs and expenses that are evidenced by a written invoice or other supporting documentation that provides a reasonably detailed description of the matters giving rise to such costs and expenses.
5.6Assignments of License Agreement
(a)Promptly (and in any event within five (5) Business Days) following receipt by Seller of a written request from Licensee for consent to assign the License Agreement (in whole or in part) pursuant to Section 14.2 of the License Agreement, Seller shall provide written notice thereof to Purchaser. Seller shall not grant or withhold such consent without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed).
(b)Seller shall not (i) assign or grant any Encumbrance on the License Agreement (in whole or in part) without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned, or delayed), except for Permitted Encumbrances or in connection with an assignment of this Agreement in its entirety in accordance with Section 8.3(c) to an assignee permitted thereunder, (ii) sell, transfer or otherwise dispose of the Listed Patents without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned, or delayed), except in connection with an assignment of this Agreement in its entirety in accordance with Section 8.3(c) to an assignee permitted thereunder, or (iii) grant any Encumbrance on the Listed Patents, without the prior written consent of Purchaser, except for Permitted Encumbrances; provided that Seller may grant any other Encumbrance on the Listed Patents so long as such Encumbrances are junior to the Encumbrances described in clause (ii) of the definition of “Permitted Encumbrances” and subject to an intercreditor agreement in form and substance acceptable to Purchaser.
5.7Termination of License Agreement
(a)Within five (5) Business Days of Seller becoming aware of the occurrence of any event that gives rise to a right on the part of Seller to terminate the License Agreement pursuant to Section 13.2.2, Section 13.2.3 or Section 13.2.4 of the License Agreement, Seller shall provide written notice of such occurrence to Purchaser and consult with Purchaser in determining whether or not to exercise Seller’s right to terminate the License Agreement pursuant to such Section of the License Agreement. In any event, Seller shall not exercise its right to terminate the License Agreement pursuant to Section 13.2.2, Section 13.2.3 or Section 13.2.4 of the License Agreement or otherwise, or agree with Licensee to terminate the License Agreement in whole or in part, except with the prior written consent of Purchaser (not to be unreasonably withheld, conditioned, or delayed).

(b)In the event that, during the Term, the License Agreement is terminated: (A) Seller shall use reasonable best efforts to act as reasonably instructed by Purchaser to negotiate and enter into a license, assignment or transfer agreement with Licensee for the regulatory approvals, data and patent rights owned or controlled by Licensee that are necessary or useful to develop, manufacture, commercialize, use, market, sell, offer for sale, import, distribute or otherwise exploit the Licensed Products in the Otsuka Territory; and (B) Seller shall use reasonable best efforts to negotiate and enter into a license under the Listed Patents in the Otsuka Territory with a third party, pursuant to which such third party will be granted rights to develop, manufacture, commercialize, use, market, sell, offer for sale, import, distribute or otherwise exploit the Licensed Products in the Otsuka Territory for any purpose to the extent that Licensee would have been permitted under the License Agreement, subject to rights retained by Licensee following such termination, on terms (including financial terms) that are, in the aggregate, not materially less favorable to Seller and Purchaser (taking into account the transactions under this Agreement and the other Transaction Documents) than those contained in the License Agreement (such a replacement licensing arrangement, a “New Arrangement”). Seller and Purchaser shall each provide reasonable assistance to and cooperate with the other party in connection with the negotiation of, and entry into, the license agreement relating to such New Arrangement, which shall not become effective earlier than the effective date of such termination of the License Agreement (the “New License Agreement”). Thereafter, the New License Agreement and counterparty thereto shall be included for all purposes in the definition of “License Agreement” and “Licensee” under this Agreement and the other Transaction Documents, any payments that are equivalent to the Royalty Payments and the Milestone Payments due under such New License Agreement shall be included for all purposes under this Agreement and the other Transaction Documents, and Seller’s rights and obligations under this Agreement in respect of the License Agreement shall apply in respect of its rights and obligations under the New License Agreement mutatis mutandis, in each case without any further action by the parties hereto to amend this Agreement or the other Transaction Documents.
5.8Supply Agreements
(a)Seller shall not:
(a)breach any of the provisions of any Supply Agreement if the effect of such breach would reasonably be expected to have a Material Adverse Effect, and Seller shall use reasonable best efforts (in consultation with Purchaser) to cure any such breach by Seller of such Supply Agreement in a timely manner; and
(b)make or consent to a Modification of all or any provision of any Supply Agreement without the prior written consent of Purchaser (in its sole discretion) if such Modification would reasonably be expected to have a Material Adverse Effect.
5.9Confidentiality
(a)Subject to this Section 5.9, Purchaser shall keep confidential and not disclose to any Person (other than its Affiliates and its and their respective Affiliates’ Representatives (collectively, “Purchaser Recipients”)) and shall cause the Purchaser Recipients to keep confidential and not disclose to any Person, any Confidential Information. Purchaser shall, and shall cause the Purchaser Recipients to, use the Confidential Information solely in connection with Purchaser’s administration of the Transaction Documents (and not for any other purpose). The foregoing obligations shall continue until the later of (x) five (5) years after the termination of this Agreement and (y) the date of expiration of the confidentiality obligations of Seller under the License Agreement.
(b)“Confidential Information” means, collectively, all information (whether written or oral, or in electronic or other form, and whether furnished before, on or after the date of this Agreement) concerning or relating to Seller, Seller’s Affiliates, this Agreement, Licensee, the License Agreement, the Licensed Products, the Receivables and any information considered to be Confidential Information under the License Agreement that is furnished to Purchaser or its Representatives by or on behalf of Seller, including (i) this Agreement and the License Agreement, and (ii) any Royalty Reports, Modifications, assignments, notices, requests, correspondence, documents or other information furnished pursuant to this Agreement. Notwithstanding the foregoing, “Confidential Information” shall not include any information that (A) was known by Purchaser or any of its Representatives on a non-confidential basis at the time such information was disclosed to such Person in accordance herewith, as evidenced by its written records or other competent evidence; (B) was or becomes generally available to the public (other than as a result of a disclosure by Purchaser or the Purchaser Recipients in violation of this Agreement); (C) became or becomes known to Purchaser or any of the Purchaser Recipients on a non-confidential basis from a source other than Seller, its Affiliates, Licensee, Licensee’s Affiliates, and Seller’s, Seller’s Affiliates’, Licensee’s, or Licensee’s Affiliates’ Representatives (and without any breach of this Agreement by Purchaser or the Purchaser Recipients); provided that Purchaser or the relevant Purchaser Recipient was not aware that the source of such information was breaching any legal, contractual or fiduciary obligation to Seller, Seller’s Affiliates, or Licensee by making disclosure; or (D) is or has been independently developed by Purchaser or any of the Purchaser Recipients without use of or reference to the Confidential Information, as evidenced by its written records or other competent evidence.
(c)If Purchaser or any of the Purchaser Recipients is requested by a governmental or regulatory or self-regulatory authority or required by Applicable Law, regulation or legal process (including the regulations of a stock exchange or governmental or regulatory or self-regulatory authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, Purchaser shall promptly, to the extent permitted by Applicable Law, notify Seller in writing of such request or requirement so that Seller, Seller’s Affiliate, Licensee, or Licensee’s Affiliate may seek an appropriate protective order or other appropriate remedy (and if Seller, Seller’s Affiliate, Licensee, or Licensee’s Affiliate seeks such an order or other remedy, Purchaser will provide such cooperation, at Seller’s sole expense, as Seller shall reasonably request). If no such protective order or other remedy is obtained and Purchaser or the relevant Purchaser Recipients are, in the view of their respective counsel (which may include their respective internal counsel), legally required to disclose such Confidential Information, Purchaser or the applicable Purchaser Recipients, as the case may be, shall only disclose that portion of such Confidential Information that their respective counsel advises that Purchaser or the applicable Purchaser Recipients, as the case may be, are required to disclose and will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. Notwithstanding the foregoing, notice to Seller shall not be required where disclosure is made in connection with a routine examination by a regulatory or self-regulatory examiner, where such request or examination does not expressly reference Seller, its Affiliates, the Royalty Payments, the Milestone Payments or this Agreement.
(d)Notwithstanding anything herein to the contrary, nothing in this Section 5.9 shall be construed to restrict Purchaser from:
(i)sharing Confidential Information with actual or potential assignees permitted under Section 8.3(d), provided that such actual or potential assignee or participant is under an obligation of confidentiality of reasonable scope and duration with respect to such Confidential Information;
(ii)including disclosure of the Purchase Price and the amount and nature of the Purchased Receivables in the footnotes to Purchaser’s audited annual financial statements, to the extent so required by Purchaser’s independent accountants, or including comparable disclosure in Purchaser’s unaudited quarterly financial statements; and

(iii)providing copies of the audited annual and unaudited quarterly financial statements, the Transaction Documents and any Royalty Reports, Modifications, assignments, notices, requests, correspondence, documents or other information furnished pursuant to this Agreement, to Purchaser’s existing or prospective lenders or investors, or its direct or indirect beneficial owners, as long as such lenders, investors or beneficial owners have agreed to be bound by the provisions of this Section 5.9 or are otherwise subject to obligations of confidentiality comparable to those set forth in this Agreement.
5.10Public Announcement; Disclosure
(a)Neither Party shall make or cause to be made any filing, press release or similar public announcement or communication regarding the execution of this Agreement or the terms and conditions of this Agreement without the prior written consent of the other Party (not to be unreasonably withheld, conditioned, or delayed), provided that the Parties have agreed that Purchaser shall issue a press release in the form attached hereto as Exhibit E to announce the transaction consummated under this Agreement following the Closing.
(b)Notwithstanding the foregoing, either Party may disclose this Agreement, or any of the terms and conditions hereof, (i) to the extent that such Party believes in good faith that such disclosure is required to comply with Applicable Law or any Judgment, (ii) in connection with the enforcement of its rights hereunder through legal process, (iii) for governmental, regulatory, tax or customs purposes, (iv) to its Affiliates and its and their Representatives on a need-to-know basis, (v) to its actual or potential investors, co-investors, and other sources of funding, including debt financing, or actual or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives; provided that in the case of such disclosure pursuant to clause (iv) or (v), each recipient must be bound by customary obligations of confidentiality and non-use prior to any such disclosure.
5.11    Prosecution, Maintenance and Defense of Listed Patents
(a)Seller shall use commercially reasonable efforts to, subject to the terms of, and the rights of the Licensee under, the License Agreement:
(i)prosecute and maintain the Listed Patents;
(ii)cause all required prosecution and maintenance fees and like payments with respect to the Listed Patents to be paid when due;
(iii)not disclaim or finally abandon any of the Listed Patents without filing a continuation application, or fail to take any commercially reasonable action necessary to prevent the disclaimer or abandonment of any of the Listed Patents; and
(iv)diligently defend any Listed Patents against opposition, interference or like proceedings by any other Person, and against any claims of invalidity or unenforceability, in any jurisdiction
(v)except, in each case, where the failure of Seller to take such actions or where such disclaimer or abandonment would not reasonably be expected to (i) have a Material Adverse Effect or (ii) adversely affect the value of the Purchased Receivables (including the timing, amount or duration thereof).
(b)At the reasonable written request by Purchaser from time to time, Seller shall keep Purchaser reasonably informed regarding the prosecution and maintenance of any Listed Patents and shall reasonably consider any recommendations from Purchaser regarding any

Listed Patents prosecuted by Seller, subject to the terms of, and the rights of Licensee under, the License Agreement.
(c)All costs and expenses (including attorneys’ fees and expenses) incurred by Seller in connection with the prosecution, maintenance and defense of the Listed Patents shall be borne by Seller.
5.12Litigation concerning any of the Listed Patents
(a)Promptly (and in any event within five (5) Business Days) following Seller becoming aware of any alleged or threatened infringement of any of the Listed Patents (each, a “Specified Infringement”), Seller shall provide written notice thereof to Purchaser , together with a copy of the notice provided to, or received from, Licensee pursuant to Section 12.3.1 of the License Agreement. Promptly thereafter, Seller and Purchaser shall consult with each other with a view to determining the appropriate course of action to take with respect to such Specified Infringement, subject to the terms of, and to the extent permitted by, the License Agreement. Seller shall reasonably consider the views of Purchaser regarding such Specified Infringement.
(b)Subject to the terms of, and to the extent permitted by, the License Agreement, Seller may, and if requested in writing by Purchaser, shall, proceed, in consultation with Purchaser, to institute such a suit or other legal proceeding and to use commercially reasonable efforts to enforce the Listed Patents, and to exercise such rights and remedies, relating to such Specified Infringement as shall be available to Seller under Applicable Law; provided that Purchaser shall have the right to request, and Seller shall be obligated, to institute such suit or proceeding at the request of Purchaser only to the extent the Specified Infringement would reasonably be expected to result in a Material Adverse Effect. Subject to the terms of, and to the extent permitted by, the License Agreement, in connection with any such enforcement of the Listed Patents by Seller, Seller shall:
(i)employ lead counsel that is acceptable to Purchaser, acting reasonably;
(ii)keep Purchaser reasonably apprised of material developments, material filings and strategic decisions to be made from time to time, including sharing drafts of substantive filings in advance of filing deadlines if requested by Purchaser, reasonably taking the comments of Purchaser in respect of such material developments, material filings and strategic decisions into account; and
(iii)not settle or otherwise resolve any dispute relating to a Specified Infringement without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned, or delayed) if such settlement or resolution would reasonably be expected to result in a Material Adverse Effect on the rights of Purchaser.
Subject to the terms of, and to the extent permitted by, the License Agreement, with respect to any enforcement by Seller pursuant to this Section 5.12, nothing contained herein shall limit Purchaser from retaining separate counsel, at Purchaser’s cost and expense, who shall be permitted, where reasonably practicable, to consult with the lead counsel for such enforcement selected pursuant to this Section 5.12.
(c)Promptly (and in any event within five (5) Business Days) following Seller becoming aware of any third-party claims pursuant to section 12.4 of the License Agreement, Seller shall provide written notice thereof to Purchaser, together with a copy of the notice provided to, or received from, Licensee pursuant to Section 12.4 of the License Agreement. Promptly thereafter, Seller and Purchaser shall consult with each other with a view to determining the appropriate course of action to take with respect to such claims, subject to the terms of, and to the extent permitted by, the License Agreement. Seller shall reasonably consider the views of Purchaser regarding such third-party claims.
(d)Purchaser shall, promptly (and in any event within ten (10) Business Days) following receipt of a written request from Seller (which request shall include reasonable details of costs and expenses for which Seller is seeking reimbursement), reimburse Seller for 50% of all documented costs and expenses (including reasonable attorneys’ fees and expenses) reasonably incurred by Seller as a result of Seller’s enforcement of any of the Listed Patents for Specified Infringement at the request of Purchaser in accordance with Section 5.12(b). Subject to the terms and conditions of the License Agreement, the proceeds of such enforcement of the Listed Patents for Specified Infringement shall first be used to reimburse Seller and Purchaser for the amount of all documented costs and expenses (including reasonable attorneys’ fees and expenses) (i) in the case of Seller, reasonably incurred and not already reimbursed by Purchaser, and (ii) in the case of Purchaser, reimbursed to Seller, in each case under this Section 5.12. The balance of the proceeds shall be allocated to Purchaser, except with respect to such proceeds that are in respect of Retained Receivables.
5.13Tax Matters
(a)Seller and Purchaser agree that for United States federal income and other tax purposes and, to the extent applicable, any state, local and non-U.S. tax purposes, unless required by a change in Applicable Law, they will treat (1) the transactions contemplated by this Agreement as a debt obligation of Seller (the “Debt Obligation”); (2) such Debt Obligation and this Agreement as a “contingent payment debt instrument” described in Section 1.1275-4(b) of the Regulations; and (3) such Debt Obligation as not subject to any contingencies described in Section 871(h)(4) or Section 881(c)(4) of the Code. The Parties shall file their respective tax returns consistent with the foregoing and shall not take a position inconsistent with the foregoing unless required pursuant to a change in Applicable Law or a “determination” that is final within the meaning of Section 1313 of the Code. If there is an inquiry by any taxing authority of Seller or Purchaser related to matters addressed in this Section 5.13, the Parties shall cooperate with each other in responding to such inquiry in a reasonable manner consistent with this Section 5.13.
(b)Seller will provide the Purchaser with a statement setting forth, with respect to the Debt Obligation, the issue price, the comparable yield, the projected payment schedule and the accrual of original issue discount, as determined under Section 1272 through 1275 of the Code and the related Regulations.
(c)Purchaser agrees:
(i)to notify Seller and the Escrow Agent in writing as soon as practicable, but in any event at least ten (10) Business Days (if known at such time) prior to the next payment of any Purchased Receivables or other amount due to Purchaser hereunder, if Purchaser can no longer deliver the statement pursuant to Section 5.13(c)(iii) hereof with respect to the payment of all or any portion of any Purchased Receivable;
(ii)to the extent it is legally eligible to do so, to furnish to Seller and the Escrow Agent (1) an IRS Form W-9 if Purchaser is a United States person within the meaning of Section 7701(a)(3) of the Code; (2) an IRS Form W-8BEN-E or W-8EXP, as applicable, if Purchaser is a foreign corporation, foreign estate or nonresident alien that is the beneficial owner of payments of Purchased Receivables; and (3) an IRS Form W-8IMY with appropriate forms W-8 of each of its beneficial owner if Purchaser is a foreign partnership for U.S. federal income tax purposes;

(iii)if Purchaser is a foreign person described in Section 5.13(c)(ii)(2), it shall provide a certificate set forth in Exhibit F.1 attached hereto if applicable to Purchaser; and
(iv)if Purchaser is a foreign person described in Section 5.13(c)(ii)(3), it shall provide a certificate set forth in Exhibit F.2 attached hereto with respect to each of its beneficial owners to the extent applicable to such beneficial owner.
(v)Purchaser shall furnish such certificate (A) upon reasonable request by Seller or the Escrow Agent and (B) promptly upon any certificate or other tax form previously delivered pursuant to this Agreement becoming obsolete; provided in each case, that Purchaser (and where applicable its beneficial owners) is legally permitted to provide such certificate.
(d)All payments to Purchaser under this Agreement shall be made without any deduction or withholding for or on account of any tax, provided that, if Purchaser provides (or is eligible but fails to provide) an IRS Form W-8 but not the certificate or certificates described in Section 5.13(c)(iii) or (iv), as applicable, and Seller reasonably determines in consultation with Purchaser that deduction or withholding of any tax is required from any amount payable hereunder to Purchaser (but for this sentence) to Purchaser, then Seller shall be entitled to deduct (or cause to be deducted) such tax prior to remittance to Purchaser, provided, further, that Seller shall provide reasonable advance written notice to Purchaser of its intention to withhold and shall provide Purchaser a reasonable opportunity to take (with Seller’s cooperation) any measures that could reduce or eliminate the amount of such withholding (including by claiming the benefits of any available income tax treaty to the extent Purchaser is entitled to such benefits). Seller shall remit (or cause to be remitted) any amount withheld or deducted pursuant to this Section 5.13 to the relevant taxing authority, and any amount so remitted shall be treated as paid hereunder to Purchaser. Seller shall use commercially reasonable efforts to give or cause to be given to Purchaser such assistance and such information concerning the reasons for deduction as may be reasonably necessary to enable Purchaser to claim appropriate exemption therefrom, or credit therefor, and, in each case, shall furnish Purchaser with proper evidence of the taxes withheld and remitted to the relevant taxing authority.
5.14Sanctions; Financial Crime Laws
During the Term:
(a)each Party shall comply with all Financial Crime Laws;
(b)each Party shall not conduct any business dealings or activities in violation of any Sanctions or in any other manner that would expose such Party to the risk of adverse measures pursuant to any Sanctions;
(c)each Party shall promptly notify the other Party in writing if it becomes aware of any allegation that it has conducted any business dealings or activities in violation of any Sanctions or Financial Crime Laws; and
(d)Seller shall promptly notify Purchaser in writing if it becomes aware of any allegation that Licensee has conducted any business dealings or activities in violation of any Sanctions or Financial Crime Laws.

5.15Credit Facility and Intercreditor Agreement
At the Closing, Seller shall enter into the Credit Facility and Intercreditor Agreement, and all documents, instruments and agreements related thereto.
5.16Further Assurances
From and after the date hereof, Seller shall, at its own cost and expense, and Purchaser shall at the sole cost and expense of Seller (including reimbursement of Purchaser’s documented, reasonable, out-of-pocket legal fees and expenses), execute and deliver such additional documents, certificates and instruments, and perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out the provisions of this Agreement and the other Transaction Documents, and to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
5.17Seller’s Name, Jurisdiction and Type
Seller shall provide to Purchaser at least thirty (30) days’ written notice prior to any change to its legal name, jurisdiction of formation or entity type.
Article 6
THE CLOSING
6.1Closing
The closing of the purchase and sale of the Purchased Receivables contemplated hereby (the “Closing”) shall take place contemporaneously with the execution or delivery of the closing deliverables set forth in this Article 6, on the date hereof, via the electronic (including email of PDF-format documents) exchange of signatures and documents.
6.2Closing Deliverables of Seller
At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:
(a)the Bill of Sale executed by Seller;
(b)a certificate of an executive officer of Seller setting forth the incumbency and specimen signature of the officer or officers of Seller who have executed and delivered the Transaction Documents, and attaching a copy of the organizational documents of Seller;
(c)the Security Agreement executed by Seller; and
(d)the Intercreditor Agreement and the Financing Statements.
6.3Closing Deliverables of Purchaser
At the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:
(a)the Bill of Sale executed by Purchaser;

(b)the Intercreditor Agreement;
(c)the Security Agreement executed by Purchaser;
(d)an applicable withholding certificate described in Section 5.13(c)(ii) and, if applicable, additional certificates described in Section 5.13(c)(iii) or (iv) hereof, duly executed by Purchaser; and
(e)payment by Purchaser of the Purchase Price in accordance with Section 2.2.
Article 7
INDEMNIFICATION
7.1Obligations of Parties to Indemnify
(a)Subject to the limitations set forth in this Article 7, from and after the Closing, Seller shall indemnify Purchaser, each of its Affiliates, and each of their respective limited partners, general partners, directors, officers, employees, agents trustees, administrators, managers, advisors, sub-advisors and representatives (each, a “Purchaser Indemnified Party”) against any and all losses, liabilities, expenses (including reasonable attorneys’ fees and expenses) and damages (collectively, “Losses”) incurred by any Purchaser Indemnified Party, to the extent arising or resulting from any of the following:
(i)any breach of any representation or warranty made by Seller in this Agreement;
(ii)any breach of any covenant or agreement of Seller contained in any of the Transaction Documents; and
(iii)the Excluded Liabilities and Obligations;
provided, however, that the foregoing shall exclude any indemnification to any Purchaser Indemnified Party solely to the extent resulting from the gross negligence, willful misconduct, or fraud of any Purchaser Indemnified Party.

(b)Subject to the limitations set forth in this Article 7, from and after the Closing, Purchaser shall indemnify Seller, each of its Affiliates, and each of their respective directors, officers, employees, agents, advisors, and representatives (each, a “Seller Indemnified Party”) against any and all Losses incurred by any Seller Indemnified Party, to the extent arising or resulting from any of the following:
(i)any breach of any representation or warranty made by Purchaser in this Agreement; and
(ii)any breach of any covenant or agreement of Purchaser contained in any of the Transaction Documents;
(iii)provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party solely to the extent resulting from the gross negligence, willful misconduct, or fraud of any Seller Indemnified Party.
7.2Procedures Relating to Indemnification for Third-Party Claims
(a)In order for a Party (an “Indemnified Party”) to be entitled to any indemnification under Section 7.1 in respect of Losses arising out of or involving a claim or demand made by any Person other than Purchaser or Seller against a Purchaser Indemnified Party or a Seller

Indemnified Party, as applicable (a “Third-Party Claim”), the Indemnified Party must, promptly after its receipt of notice of the commencement of such Third-Party Claim, notify the Party from whom indemnification is sought under Section 7.1 (the “Indemnifying Party”) in writing (including in such notice a brief description of such Third-Party Claim, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under Section 7.1 except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all documents (including court papers) received by the Indemnified Party relating to such Third-Party Claim.
(b)The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, if it so chooses, to assume the defense thereof, at its own expense, with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnified Party. If the Indemnifying Party elects to assume the defense of any Third-Party Claim and thereafter defends the Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except that, if the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third-Party Claim, or if the Indemnifying Party ceases to defend such Third-Party Claim, the Indemnified Party may hire its own separate counsel (provided that such counsel is not reasonably objected to by the Indemnifying Party) with respect to such Third-Party Claim and the related action or suit, and the reasonable fees and expenses of such counsel shall be considered Losses for purposes of this Agreement. If the Indemnifying Party elects to assume the defense of any Third-Party Claim, the Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of such Third-Party Claim through counsel chosen by the Indemnified Party and, except in the circumstances described in the immediately preceding sentence, the fees and expenses of such counsel shall be borne by the Indemnified Party. The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party in the defense of a Third-Party Claim (which shall all be considered Losses for purposes of this Agreement) for any period during which the Indemnifying Party has not assumed the defense thereof (other than during the period prior to the time the Indemnified Party shall have notified the Indemnifying Party of such Third-Party Claim and a reasonable period after such notification for such Indemnifying Party to assume the defense of such Third-Party Claim).
(c)The Parties shall cooperate in the defense or prosecution of any Third-Party Claim, with such cooperation to include (i) the retention of and the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability (if any) in connection with such Third-Party Claim and which does not impose any non-monetary penalties on the Indemnified Party and releases the Indemnified Party completely and unconditionally in connection with such Third-Party Claim. Regardless of whether the Indemnifying Party shall have assumed the defense of a Third-Party Claim, the Indemnified Party shall not be entitled to be indemnified or held harmless pursuant to Section 7.1 if the Indemnified Party shall settle such Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned, or delayed).
7.3Procedures Relating to Indemnification for Other Claims
In order for an Indemnified Party to be entitled to any indemnification under Section 7.1 in respect of Losses that do not arise out of or involve a Third-Party Claim, the Indemnified Party must notify the Indemnifying Party promptly in writing (including in such notice a brief description of the claim for indemnification and the Loss, including damages sought or estimated, to the extent actually known or reasonably capable of estimation by the Indemnified Party); provided, however, that the failure to promptly provide such notice shall not affect the indemnification provided under Section 7.1 except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.
7.4Limitations on Indemnification
(a)Notwithstanding anything in this Agreement to the contrary, other than with respect to any fraud, willful misconduct or intentional misrepresentation, Seller shall not have any liability under clause (i) of Section 7.1(a):
(i)unless the aggregate liability for all Losses suffered by the Purchaser Indemnified Parties thereunder exceeds 1% of the Purchase Price, in which case Seller shall pay the full amount of all such Losses (from the first dollar thereof) without regard to the foregoing threshold; or
(ii)in excess of the amount by which (x) the Purchase Price actually paid to Seller exceeds (y) the aggregate amount of payments in respect of the Purchased Receivables received by Purchaser, in the aggregate.
(b)Notwithstanding anything in this Agreement to the contrary, other than with respect to any fraud, willful misconduct or intentional misrepresentation, Purchaser shall not have any liability under clause (i) of Section 7.1(b):
(i)unless the aggregate liability for all Losses suffered by the Seller Indemnified Parties thereunder exceeds 1% of the Purchase Price, in which case Purchaser shall pay the full amount of such Losses (from the first dollar thereof) without regard to the foregoing threshold; or
(ii)in excess of the Purchase Price actually paid to Seller, in the aggregate.
7.5Survival of Representations and Warranties
The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Section 7.1 and shall terminate on the date that is eighteen (18) months following the date hereof, other than the representations and warranties in Section 3.1, Section 3.2, Section 3.3 (but only with respect to clause (b)), Section 3.4, Section 3.7, Section 3.9(c), Section 3.12, Section 3.15, Section 4.1, Section 4.2 and Section 4.7 (the “Fundamental Representations”), which shall survive the Closing solely for purposes of Section 7.1 and shall terminate at the end of the Term. No Party shall have any liability or obligation of any nature with respect to any representation or warranty after the termination thereof, unless the other Party shall have delivered a notice to such Party, pursuant to Section 7.2(a) or Section 7.3, claiming such a liability or obligation under Section 7.1, prior to the date that is eighteen (18) months following the date hereof or, in the case of Fundamental Representations, prior to the end of the Term.
7.6Exclusive Remedy; Specific Performance
(a)The Parties acknowledge and agree that, from and after the Closing, this Article 7 (including Section 7.4 and Section 7.5) shall provide the Parties’ sole and exclusive monetary remedy with respect to any matter or claim arising out of, relating to or in connection with any of the Transaction Documents or any of the transactions contemplated thereby, except that any such claim or matter based upon fraud shall not be subject to or limited by this Article 7. All indemnification payments made hereunder shall be treated by the Parties as adjustments to the

Purchase Price of the Debt Obligation, and thus as an adjustment to the issued price thereof, for tax purposes unless otherwise required by Applicable Law.
(b)Each of the Parties further acknowledges and agrees that the other Party would be damaged irreparably in the event that any of the covenants and agreements set forth in this Agreement are not performed in accordance with their specific terms or are otherwise breached or violated. Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Party shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, suit or other proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter. Each Party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at law would be adequate.
7.7Limitations on Damages
(a)Notwithstanding anything to the contrary in this Agreement or any of the other Transaction Documents, in no event, other than circumstances of fraud, shall either Party be liable (including under Section 7.1) for any (i) special, exemplary, punitive or multiple or consequential damages or (ii) loss of use, business interruption, loss of any contract or other business opportunity or good will, in each case of clauses (i) and (ii), of the other Party, whether or not caused by or resulting from the actions of such Party or the breach of its covenants, agreements, representations or warranties under any of the Transaction Documents and whether in contract, tort or breach of statutory duty or otherwise, even if such Party has been advised of the possibility of such damages. Nothing in this Section 7.7(a) shall limit an Indemnifying Party’s liability for any damages of the nature of those referred to in this Section to the extent that such damages are payable by the Indemnified Party to a third party.
(b)For greater certainty, (i) nothing in this Section 7.7 shall have the effect of precluding the recovery of damages in respect of amounts that would otherwise have comprised the Purchased Receivables up to the Cap Amount, notwithstanding that the loss of a receivable or a payment in the nature of the Purchased Receivables might otherwise be characterized as a pure economic loss, and (ii) Purchaser shall be entitled to make indemnification claims in respect of any portion of the Purchased Receivables up to the Cap Amount that Purchaser was or would have been entitled to receive but did not receive timely or at all due to any indemnifiable event under this Agreement, and such portion of the Purchased Receivables shall not be deemed special, exemplary, punitive, multiple or consequential damages for any purpose of this Agreement. For the avoidance of doubt, nothing in this Section 7.7 shall limit the recovery of any amounts in respect of the Purchased Receivables up to the Cap Amount that Purchaser would have received but did not timely receive due to any indemnifiable matters hereunder.
7.8Payments
Each Party shall make all payments required to be made by it pursuant to this Article 7 by wire transfer of immediately available funds to the bank account specified in writing by the other Party from time to time.
Article 8
MISCELLANEOUS
8.1Term
The term of this Agreement (the “Term”) will commence on the date hereof and will end on the earlier of (a) the Put Option Closing Date, (b) the expiration of the last to expire of the Royalty Terms, or (c) the Cap Date.

8.2Notices
(a)All notices, consents, waivers, requests and other communications hereunder shall be in writing, addressed to the recipient as set out below, and shall be effective (i) upon receipt when sent by an overnight courier, (ii) on the date personally delivered to an authorized officer of the Party to which sent, in all cases, with a copy emailed to the recipient at the applicable address, or (iii) on the date the email is sent, if sent prior to 5:00 P.M., New York City time, on a Business Day or (iv) the next Business Day after the date the email is sent, if sent on a day that is not a Business Day or after 5:00 P.M., New York City time, on any Business Day, in each case to the intended recipient as set forth below; provided, in the cases of clauses (iii) and (iv), that notice shall not be deemed given or effective if the sender receives an automatic system-generated response that such email was undeliverable. The foregoing will be addressed to the recipient as follows:
(i)if to Seller, to:
Esperion Therapeutics, Inc.
3891 Ranchero Dr
Ann Arbor, MI 48108
Attention:    Chief Financial Officer; General Counsel
Email:        corporateteam@esperion.com
With a copy to:
Gibson, Dunn & Crutcher LLP
One Embarcadero Center #2600
San Francisco, CA 94111
Attention:    [ * * * ]
Email:        [ * * * ]
(ii)if to Athyrium, to:
Athyrium Opportunities IV Acquisition LP
505 Fifth Avenue, 18th Floor
New York, NY
10017
Email:    [ * * * ]
With a copy to:
Covington & Burling LLP
30 Hudson Yards
New York, NY 10001
Attention:     [ * * * ]Email:     [ * * * ]
(b)Each Party may, by notice given in accordance herewith to the other Party, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.
8.3Successors and Assigns
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

(b)Seller shall not assign any of its obligations and rights under this Agreement or any of the other Transaction Documents without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned, or delayed), and any such purported assignment, delegation or transfer without such consent shall be void ab initio and of no effect.
(c)Notwithstanding Section 8.3(b), Seller may assign this Agreement in its entirety without Purchaser’s prior written consent, (i) to an Affiliate of Seller, or (ii) to any third party that acquires all or substantially all of Seller’s business to which this Agreement relates, whether by merger, sale of assets or otherwise, so long as (A) such Affiliate or such third party acquires all of Seller’s interest in all of the Listed Patents, the License Agreement (except for Seller’s interest in any of the Retained Receivables), the Supply Agreements, this Agreement and the other Transaction Documents, (B) upon closing any such transaction, Seller causes such assignee to assume all of the obligations of Seller under the Transaction Documents and agrees in writing to be bound by the provisions of the Transaction Documents as though it was Seller, such agreement to be in form and substance satisfactory to Purchaser (acting reasonably); (C) if withholding or deduction on payments to Purchaser under this Agreement arises that would not have applied if no such assignment by Seller had been made, Purchaser is paid (and Purchaser, acting reasonably, is satisfied with the creditworthiness of the Person required to make such payments) such additional amounts as would be necessary so that the Purchaser will receive the net amount after such withholding or deduction (including on the payments of any such additional amounts) as Purchaser would have received had no such withholding or deduction been made; and (D) Seller shall provide written notice of the completion of any such assignment pursuant to this Section 8.3(c) to Purchaser within five (5) Business Days following the completion thereof.
(d)Purchaser may assign any of its obligations and rights under this Agreement or any of the other Transaction Documents to any Person without the prior written consent of Seller; provided that (i) such Person assumes all of Purchaser’s obligations under this Agreement and the other Transaction Documents and agrees in writing to be bound by this Agreement and the other Transaction Documents as though it was Purchaser; and (ii) Purchaser shall provide written notice of the completion of any such assignment to Seller promptly (and in any event within five (5) Business Days) following the completion thereof.
8.4Independent Nature of Relationship
The relationship between Seller, on the one hand, and Purchaser, on the other hand, is solely that of seller and purchaser, and neither Seller nor Purchaser has any fiduciary or other special relationship with the other Party or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute Seller and Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form. The Parties recognize and agree that each is operating as an independent contractor and not as an agent, partner or fiduciary of the other. For greater certainty, the Parties agree that this Agreement does not, and they do not intend this Agreement to, create a contractual partnership for U.S. federal, state, local or non-U.S. income tax purposes.
8.5Third Party Beneficiaries
Except to the extent contemplated in Section 7.1, this Agreement is for the sole benefit of Seller and Purchaser and their respective permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder. Purchaser shall hold the benefit of the indemnities in Section 7.1(a) in trust for the Purchaser Indemnified Parties, and Seller shall hold the benefit of the indemnities in Section 7.1(b) in trust for the benefit of the Seller Indemnified Parties.

8.6Entire Agreement
This Agreement, together with the other Transaction Documents, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement has been made or relied upon by either Party. All express or implied agreements, promises, assurances, arrangements, representations, warranties and understandings as to the subject matter hereof, whether oral or written, heretofore made are superseded by this Agreement.
8.7Governing Law
(a)PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
(b)Each of the Parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state courts of the State of New York located in New York County, and the U.S. federal district courts of the Southern District of the State of New York (and any appellate court therefrom) in any action or proceeding arising out of or relating to or in connection with this Agreement, or for recognition or enforcement of any judgment, and each of the Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court. Each of the Parties agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.
(c)Each of the Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to or in connection with this Agreement in any court referred to in Section 8.7(b). Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law. Each of the Parties waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.
8.8Waiver of Jury Trial
EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW WITH RESPECT TO ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
8.9Severability
If one or more provisions of this Agreement are held to be invalid, illegal or unenforceable by a court, arbiter or Governmental Authority, in each case, of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this

Agreement, which shall remain in full force and effect, and the Parties shall replace such invalid, illegal or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.
8.10Counterparts
This Agreement may be executed in any number of counterparts, each of which executed counterparts shall constitute an original, and all of which counterparts together shall constitute one and the same instrument. Copies of executed counterparts transmitted by email with PDF attachment shall be considered original executed counterparts.
8.11Amendments; No Waivers
Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Seller and Purchaser . No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either Party in any case shall entitle it to any notice or demand in similar or other circumstances. No course of dealing between the Parties shall be effective to amend, modify, supplement or waive any provision of this Agreement.
8.12Termination
(a)Subject to Section 8.12(b), this Agreement shall continue in full force and effect until the end of the Term, at which point this Agreement shall automatically terminate in its entirety, save for any rights, obligations or claims of either Party which have accrued prior to such termination (along with any corresponding limitations of liability in respect thereof).
(b)The following provisions shall survive any termination of this Agreement pursuant to this Section 8.12: Article 1, 2.3 (No Assumed Obligations; No Assigned Rights), 2.4 (No Purchase or Sale of Excluded Assets), 5.1 (Payments on Account of the Purchased Receivables), Section 5.9 (Confidentiality), Section 5.10 (Public Announcement; Disclosure), Section 5.13 (Tax Matters) and the rights, obligations or claims of either Party accruing prior to termination under Section 8.12(a); Article 7 (Indemnification); and this Article 8 (Miscellaneous). Nothing contained in this Section 8.12 shall relieve either Party from liability for any breach of this Agreement that occurs prior to termination.
8.13Intercreditor Agreement
(a)The obligations evidenced hereby are subject to, and any liens securing such obligations are subordinated in a manner and to the extent set forth in, that certain Subordination and Intercreditor Agreement dated as of April 2, 2026 (the “Intercreditor Agreement”), between Purchaser, as “First Lien Agent” and Glas USA LLC and Glas Americas LLC, as “Second Lien Agent” (each as defined therein), and Purchaser, by its acceptance hereof, acknowledges and agrees to be bound by the provisions set forth in the Intercreditor Agreement.
(b)In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement or any other Transaction Document, the terms of the Intercreditor Agreement shall control.

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

ESPERION THERAPEUTICS, INC., as Seller
by	/s/ Authorized Signatory
Name: [ * * * ]
Title: [ * * * ]

    F.2-1

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

ATHYRIUM OPPORTUNITIES IV ACQUISITION LP, as Purchaser By: ATHYRIUM OPPORTUNITIES ASSOCIATES IV LP, its General Partner By: ATHYRIUM OPPORTUNITIES ASSOCIATES IV GP LLC, its General Partner
by	/s/ Authorized Signatory
Name: [ * * * ]
Title: [ * * * ]

    F.2-2